EXHIBIT 10.1

July 30, 2014

Terra Tech Corp.
18101 Von Karman
Third Floor
Irvine, CA 92612

Re: Amendment to Securities Purchase Agreement (the “Amendment”)

Ladies & Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated as of February 5, 2014, between Dominion Capital LLC (including certain assignees thereto) (“Dominion” or “we”) and Terra Tech Corp. (the “Company” or “you”) (the “SPA”). All capitalized terms not defined herein will carry the same meanings and definitions in the SPA.

The Company has requested and we have agreed to accelerate the remaining amount due pursuant to the SPA, with a final closing and funding date set for July [25], 2014 (the “Ultimate Closing”). To that end, we have agreed to amend each of Sections 2.1 and 2.2 of the SPA to specifically provide for a closing of $2,750,000. All Closing Conditions in Section 2.4 of the SPA, and all Representations and Warranties in Article III shall remain unaltered, modified or amended by this Amendment. Furthermore, the Other Agreements of the Parties in Article IV of the SPA will remain in force, and, specifically (without limitation of any other provision or section of Article IV, Section 4.11(b) with the reservation of at least 400% of the Required Minimum in the form of a letter executed by the Company’s transfer agent shall be in force and valid prior to this Ultimate Closing.

Finally the Company and we agree that in consideration of this Amendment and the undertakings thereunder, the Company agrees to file, within two (2) business days of the Ultimate Closing, a registration statement on Form S-1 with the Securities and Exchange Commission that will register all shares of the Company’s Common Stock into which the Notes and Warrants convert that have been issued pursuant to the SPA. The parties agree that that number is 95,427,643 shares in respect of the Notes and 11,491,228 in respect of the Warrants or 106,918,871 shares in total.

This Amendment may be executed two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the SPA to be duly executed by their respective authorized signatories as of the date first indicated above.

DOMINION CAPITAL LLC		TERRA TECH CORP.

/s/ Mikhail Gurevich		/s/ Derek Peterson
BY:	Mikhail Gurevich	BY:	Derek Peterson
ITS:	Managing Member	ITS:	CEO